Exhibit 10.8
AMENDED AND RESTATED EXECUTIVE SALARY
CONTINUATION AGREEMENT
     THIS AGREEMENT, made and entered into this 19th day of JANUARY, 2007, by and between Mountain National Bank, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and Dwight B. Grizzell, an Executive of the Bank (hereinafter referred to as the “Executive”).
     WHEREAS, the Bank and the Executive are parties to an Executive Salary Continuation Agreement dated the 25th day of March, 2003 that provides for the payment of certain benefits. This Amended and Restated Executive Salary Continuation Agreement shall bring the Executive Salary Continuation Agreement dated March 25, 2003, into compliance with Internal Revenue Code §409A enacted on October 22, 2004. The benefits provided hereunder shall amend and restate the existing Executive Salary Continuation Agreement and the benefits provided thereby;
     WHEREAS, the Executive has been and continues to be a valued Executive of the Bank;
     WHEREAS, the purpose of this Agreement is to further the growth and development of the Bank by providing the Executive with supplemental retirement income, and thereby encourage the Executive’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Executive and those shareholders.
     WHEREAS, it is the desire of the Bank and the Executive to enter into this Agreement under which the Bank will agree to make certain payments to the Executive at retirement or the Executive’s Beneficiary in the event of the Executive’s death pursuant to this Agreement;
     ACCORDINGLY, it is intended that the Agreement be “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the participant or beneficiary under the Internal Revenue Code of 1986, as amended (the “Code”), particularly §409A of the Code and guidance or regulations issued thereunder, prior to actual receipt of benefits; and
     THEREFORE, it is agreed as follows:
I.	EFFECTIVE DATE
     The Effective Date of this Agreement shall be January 1, 2007

II.	EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board of Directors of the Bank.
III.	FRINGE BENEFITS

The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these benefits except as set forth hereinafter.

IV.	DEFINITIONS
A.	Retirement Date:

If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the later of the December 31st nearest the Executive’s sixty-fifth (65th) birthday or Separation from Service.

B.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Executive attains age sixty-five (65).

C.	Early Retirement Date:

Early Retirement Date shall mean a retirement from employment which is effective prior to the Normal Retirement Age stated herein, provided the Executive has attained age sixty (62).

D.	Plan Year:

Any reference to “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the effective date to December 31st of the year of the effective date.

E.	Termination of Employment:

Termination of Employment shall mean voluntary resignation of employment by the Executive or the Bank’s discharge of the Executive without cause (Subparagraph IV [F]), prior to the Normal Retirement Age (Subparagraph IV [B]).

F.	Separation from Service:

“Separation from Service” shall mean that the Executive has experienced a Termination of Employment from the Bank. Where the Executive continues to perform services for the Bank following a Termination of Employment, however, and the facts and circumstances indicate that such services are intended by the Bank and the Executive to be more than “insignificant” services, a Separation from Service will not be deemed to have occurred and any amounts deferred under this Agreement may not be paid or made available to the Executive. The determination of whether such services are considered “insignificant” will be based upon all facts and circumstances relating to the termination and upon any applicable rules and regulations issued under §409A of the Code. Military leave, sick leave, or other bona fide leaves of absence are not generally considered terminations of employment.

G.	Discharge for Cause:

Notwithstanding anything herein to the contrary, in the event the Executive shall be discharged for cause at any time, all benefits provided herein shall be forfeited. For purposes of this Agreement, “Termination for Cause” shall include termination because of the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation which negatively impacts the Bank (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. For purposes of this Section, the term “willful” is defined to include any act or omission which demonstrates the intentional or reckless disregard for the duties and responsibilities owed to the business of the employer by Executive.

H.	Change of Control:

“Change of Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(g)(5) or any subsequently applicable Treasury Regulation.

I.	Disability:

The Executive is considered disabled if the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

J.	Restriction on Timing of Distribution:

Notwithstanding any provision of this Agreement to the contrary, distributions to the Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to §409A of the Code and regulations and guidance promulgated thereunder, the Executive is considered a “specified employee” under §416(i) of the Code. In the event a distribution is delayed pursuant to this paragraph, the originally scheduled payment shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following the delay. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

K.	Beneficiary:

The Executive shall have the right to name a Beneficiary of the Death Benefit. The Executive shall have the right to name such Beneficiary at any time prior to the Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator. If the Beneficiary predeceases the Executive, or if the Beneficiary is a spouse and the marriage is dissolved prior to the Executive’s death, the Beneficiary designation shall be automatically revoked.

If the Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If the Executive has no surviving spouse, death benefits shall be paid to the personal representative of the Executive’s estate.

If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
V.	RETIREMENT BENEFIT AND POST-RETIREMENT DEATH BENEFIT

Upon the attainment of the Retirement Date, the Bank shall pay the Executive an annual benefit equal to sixty percent (60%) of the Executive’s average highest three (3) years’ base salary during the term of the Executive’s employment with the Bank. Said benefit shall be paid in equal monthly installments (1/12th of the annual benefit) until the Executive’s death at which time the benefits provided hereunder shall cease. Said payment shall be made the first day of the month following the date of such retirement.
VI.	DEATH BENEFIT PRIOR TO RETIREMENT

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years, the Bank will pay the accrued balance on the date of death, of the Executive’s accrued liability retirement account in one (1) lump sum, the first day of the second month following the Executive’s death, to the Beneficiary, at which time this Agreement shall terminate. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.

VII.	BENEFIT ACCOUNTING/ACCRUED LIABILITY RETIREMENT ACCOUNT

The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulator. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.

VIII.	VESTING

Executive’s interest in the accrued liability retirement account shall be subject to an annual vesting percentage as set forth herein below for each full year of service with the Bank from the date of first employment with the Bank (to a maximum of 100%).

Total Years of Employment
with the Bank from the date	Vested Percentage
of first Employment	(to a maximum of 100%)
1-4	0% per year
5	50%
6-10 or more	10% per year
IX.	DISABILITY, TERMINATION OF EMPLOYMENT, EARLY RETIREMENT, AND DEATH BENEFIT POST TERMINATION OF EMPLOYMENT, POST DISABILITY, AND POST EARLY RETIREMENT AND PRIOR TO COMPLETION OF ANY INSTALLMENT PAYMENTS HEREUNDER
A.	Termination of Employment:

In the event that the employment of the Executive shall terminate prior to retirement, early or otherwise, as provided in Paragraph IV, for reasons other than disability, by the Executive’s voluntary action, or by the Executive’s discharge by the Bank without cause, then the Bank shall pay to the Executive an amount of money equal to the accrued balance of the Executive’s liability retirement account on the date of said termination multiplied by the Executive’s cumulative vested percentage (Paragraph VIII). Said payment to be made in a lump sum thirty (30) days following the Executive attaining Normal Retirement Age (Subparagraph IV [B]).

B.	Disability Benefit:

In the event the Executive becomes Disabled as defined in Subparagraph IV (I), prior to any Termination of Employment, and the Executive’s employment is terminated because of such disability, the Executive shall be entitled to receive one hundred percent (100%) of the Executive’s Accrued Liability Retirement Account balance on the date of said termination due to disability. Said payment shall commence either: (i) thirty (30) days following said termination due to disability and shall be paid in equal monthly installments until the Executive attains age sixty-

five (65), if the Bank’s long term disability policy does not offset for other employer disability payments; or (ii) If the Bank’s long term disability policy does offset for other employer disability payments, then payments shall be in sixty (60) equal monthly installments commencing thirty (30) days following said termination of the Bank’s long term disability policy, or when the Executive attains age sixty-five (65), whichever event shall first occur.

C.	Early Retirement:

In the event that the Executive shall terminate employment, other than for cause, prior to retirement but on or subsequent to the Executive’s Early Retirement Date (Subparagraph IV [C)]) for reasons other than disability, then the Bank shall pay to the Executive an amount of money equal to the accrued balance of the Executive’s liability retirement account on the date of said early retirement multiplied by the Executive’s cumulative vested percentage (Paragraph VI). This compensation shall be paid in sixty (60) monthly installments and said payment(s) shall commence thirty (30) days following said early retirement.

D.	Death Benefit:

In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years, the Bank will pay the accrued balance on the date of death, of the Executive’s accrued liability retirement account in one (1) lump sum to the Beneficiary. Said payment due hereunder shall be made by the first day of the second month following the decease of the Executive.
X.	CHANGE OF CONTROL

If the Executive subsequently suffers a Termination of Employment (voluntary or involuntary), except for cause, anytime subsequent to a Change of Control as defined in Subparagraph IV (H), then the Executive shall receive the benefits in Paragraph IV herein upon attaining Normal Retirement Age, as if the Executive had been continuously employed by the Bank until the Executive’s Normal Retirement Age.

XI.	RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Executive Plan. The Executive, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.
The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Executive Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Executive Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Executive be deemed to have any lien, right, title or interest in any specific funding investment or assets of the Bank.
If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.
XII.	MISCELLANEOUS
A.	Alienability and Assignment Prohibition:

Neither the Executive, nor the Executive’s surviving spouse, nor any other beneficiary(ies) under this Executive Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Executive Plan. This Executive Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

It is agreed by and between the parties hereto that, during the lifetime of the Executive, this Executive Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank. Any such amendment shall be subject to Internal Revenue Code §409A.
D.	Gender:

Whenever in this Executive Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Headings:

Headings and subheadings in this Executive Plan are inserted for reference and convenience only and shall not be deemed a part of this Executive Plan.

F.	Applicable Law:

The laws of the State of Tennessee shall govern the validity and interpretation of this Agreement.

G.	Partial Invalidity:

If any term, provision, covenant, or condition of this Executive Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Executive Plan shall remain in full force and effect notwithstanding such partial invalidity.

H.	Not a Contract of Employment:

This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment.

I.	Amend and Restate Entire Agreement:

This Agreement shall amend the Executive Salary Continuation Agreement dated March 25, 2003, and shall restate the entire Agreement of the parties pertaining to this particular Executive Salary Continuation Agreement.

J.	Tax Withholding:

The Bank shall withhold any taxes that are required to be withheld, under §409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).
K.	Opportunity to Consult with Independent Advisors:

The Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the: (i) terms and conditions which may affect the Executive’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, §280G of the Code, §409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

L.	Permissible Acceleration Provision:

Under §409A(a)(3), a payment of deferred compensation may not be accelerated except as provided in regulations by the Internal Revenue Code. Certain permissible payment accelerations include payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and certain de minimis payments related to the participant’s termination of the Executive’s interest in the plan.
XIII.	ADMINISTRATIVE AND CLAIMS PROVISIONS
A.	Plan Administrator:

The “Plan Administrator” of this Executive Plan shall be Mountain National Bank. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure:
a.	Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Executive Plan will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

b.	Denial of Claim:

A claim for benefits under this Executive Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Executive Plan. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Executive Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.
d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:
(i.)	Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Executive Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.
e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:
(i.)	The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(ii.)	The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Executive Plan provisions upon which the decision is based.

(iii.)	The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)	The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.
f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Executive Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
C.	Arbitration:

If a claimant continues to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then the claimant may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimant. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.
XIV.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Executive Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. If this Agreement is terminated, any payment made to the Executive shall be in accordance with the Internal Revenue Code §409A. Upon a Change of Control, this paragraph shall become null and void effective immediately upon said Change of Control.

          IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first date set forth hereinabove, and that, upon execution, each has received a conforming copy.

MOUNTAIN NATIONAL BANK Sevierville,Tennessee

/s/ Suzanne E. Lambert	By:	/s/ Michael L. Brown EVP

Witness		(Bank officer other than insured Title

/s/ Beverly J. Bosch	/s/ Dwight B. Grizzell

Witness	Dwight B. Grizzell